Exhibit 8.1

List of Subsidiaries of CI&T Inc

Subsidiary	Jurisdiction of incorporation
CI&T Delaware LLC	Delaware
CI&T Software S.A.	Brazil
CI&T Portugal Unipessoal Lda	Portugal
CI&T, Inc.	United States
CI&T Australia PTY Ltd	Australia
CI&T Japan, Inc.	Japan
CI&T Software Inc.	Canada
CI&T UK Limited	United Kingdom
CI&T Argentina S.A.	Argentina
CI&T China, Inc	China
CINQ Technologies USA LLC	United States
CI&T Holding Company Ltd. LTD.	United Kingdom
CI&T Digital Ltd.	United Kingdom
SOMO Global Inc.	United States
SOMO Global SAS.	Colombia
CI&T Oceania PTY LTD.	Australia
Unconstrained Thinking PTY LTD	Australia
CI&T Financial Services Solutions, LLC, LLC	Delaware
CI&T FinTech Services, INC.	Delaware
CI&T Colômbia S.A.S.	Colombia
CI&T SG PTE. LTD.	Singapore
CI&T Philippines, Inc.	Philippines